EXHIBIT 99.1

SMSC Stockholders Approve Merger with Microchip

Hauppauge, New York, July 10, 2012 – SMSC (NASDAQ: SMSC), a leading semiconductor company enabling content rich connectivity systems, today announced that its stockholders have voted to approve the acquisition of SMSC by Microchip Technology Incorporated (NASDAQ: MCHP), a leading provider of microcontroller, analog and Flash-IP solutions.

According to the final tally of shares voted, 17,587,576 shares of SMSC common stock voted in favor of the adoption of the acquisition agreement, which represented approximately 99.5 percent of the shares voting at today’s special meeting and approximately 76.3 percent of the shares of SMSC common stock outstanding and eligible to vote as of the May 30, 2012 record date for the special meeting.

Under terms of the acquisition agreement, dated May 1, 2012, Microchip will acquire SMSC in an all-cash transaction and SMSC stockholders will receive $37.00 per share in cash for each share of common stock they hold.  As a result of the acquisition, SMSC will become a wholly owned subsidiary of Microchip and SMSC common stock will cease to be listed on the NASDAQ Global Select Market.  The acquisition is expected to be completed in the third quarter of calendar 2012, subject to antitrust clearance in China and other customary closing conditions.

Forward Looking Statements
Information set forth in this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of business, economic, legal and other risks that are inherently uncertain and difficult to predict, including, but not limited to: the actual timing of the closing of the acquisition, the satisfaction of the conditions to closing in the acquisition agreement and any termination of the acquisition agreement.  For a detailed discussion of these and other risk factors, please refer to the SEC filings of SMSC including those on Forms 10-K, 10-Q and 8-K.  You can obtain copies of such filings and other relevant documents for free at SMSC’s website (www.smsc.com) or the SEC’s website (www.sec.gov) or from commercial document retrieval services.  Stockholders of SMSC are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date such statements are made.  SMSC does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this July 10, 2012 press release, or to reflect the occurrence of unanticipated events.

About SMSC
SMSC (NASDAQ: SMSC) is a leading developer of Smart Mixed-Signal Connectivity™ solutions.  SMSC employs a unique systems level approach that incorporates a broad set of technologies and intellectual property to deliver differentiating products to its customers.  SMSC is focused on delivering connectivity solutions that enable the proliferation of data in automobiles, consumer devices, PCs and other applications.  SMSC’s feature-rich products drive a number of industry standards and include USB, MOST® automotive networking, Kleer® and JukeBlox® wireless audio, embedded system control and analog solutions, including thermal management and RightTouch® capacitive sensing.  SMSC is headquartered in New York and has offices and research facilities in North America, Asia, Europe and India.  Additional information is available at www.smsc.com.

SMSC, MOST, Kleer and JukeBlox are registered trademarks and Smart Mixed-Signal Connectivity and RightTouch are trademarks of Standard Microsystems Corporation.

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Contact
Carolynne Borders
Vice President, Corporate Communications & Investor Relations
Phone: 631-435-6626
Email: carolynne.borders@smsc.com